Exhibit 99.1

NEWS RELEASE

RANGE ANNOUNCES SECOND QUARTER 2018 FINANCIAL RESULTS

FORT WORTH, TEXAS, JULY 30, 2018…RANGE RESOURCES CORPORATION (NYSE: RRC) today announced its second quarter 2018 financial results.

Highlights –

•	Production averaged a record 2,200 Mmcfe per day, an increase of 13% compared to second quarter 2017
•	Liquids production averaged 117,520 barrels per day, a 12% increase over the prior-year period, and contributed 46% of total product revenues before hedging
•	Natural gas differentials, including basis hedging, of $0.16 below NYMEX, a $0.23 improvement over prior-year quarter
•	Pre-hedge NGL realizations were $23.69 per barrel, a 63% increase over the prior-year quarter
•	Pre-hedge crude oil and condensate realizations of $63.07, a 45% increase over the prior-year quarter
•	Southwest Pennsylvania production increased 30% over the prior-year period to 1,752 Mmcfe per day
•	Cash from operations of $175 million, and non-GAAP cash flow of $237 million
•	Net loss of $80 million ($0.32 per diluted share), non-GAAP net income of $50 million ($0.20 per diluted share)

Commenting, Jeff Ventura, the Company’s CEO said, “This year is off to a solid start with another quarter of improving cash margins and record production, lifting cash flow per share by 22% over the same period last year.  This effort was led by our Marcellus operations, where long laterals and the utilization of existing pads and infrastructure are a tailwind for capital efficiencies, positioning us to deliver growth within cash flow for 2018 and in our five-year outlook.  At the same time, Range is intently focused on actions to fast-forward the de-levering process swiftly and prudently through asset sales.  We have processes underway and believe we can execute one or more successful sales in the current year, which would improve our balance sheet and corporate returns.”

Financial Discussion

Except for generally accepted accounting principles (“GAAP”) reported amounts, specific expense categories exclude non-cash impairments, unrealized mark-to-market adjustment on derivatives, non-cash stock compensation and other items shown separately on the attached tables.  “Unit costs” as used in this release are composed of direct operating, transportation, gathering, processing and compression, production and ad valorem taxes, general and administrative, interest and depletion, depreciation and amortization costs divided by production.  See “Non-GAAP Financial Measures” for a definition of each of the non-GAAP financial measures and the tables that reconcile each of the non-GAAP measures to their most directly comparable GAAP financial measure.

Second Quarter 2018

GAAP revenues for second quarter 2018 totaled $656 million (a 3% decrease compared to second quarter 2017), GAAP net cash provided from operating activities, including changes in working capital, was $175 million, compared to $185 million in second quarter 2017, and GAAP earnings was a loss of $80 million ($0.32 per diluted share) versus earnings of $70 million ($0.28 per diluted share) in the prior-year quarter.  Second quarter earnings results include a $103 million derivative loss due to increases in future commodity prices compared to a $111 million derivative gain in the prior year and a $6.6 million mark to market loss related to the deferred compensation plan compared to a $14.5 million gain in the prior year.  Second quarter 2018 also included a $55 million unproved impairment primarily related to expiring leases in North Louisiana and a $15 million impairment of proved properties related to legacy assets in northwest Pennsylvania.

Non-GAAP revenues for second quarter 2018 totaled $745 million, an increase of 32% compared to second quarter 2017, and cash flow from operations before changes in working capital, a non-GAAP measure, was $237 million, compared to $194 million in second quarter 2017.  Adjusted net income comparable to analysts’ estimates, a non-GAAP measure, was $50 million ($0.20 per diluted share) in second quarter 2018, compared to $16 million ($0.06 per diluted share) in the prior-year quarter, an increase of 233%.

The following table details Range’s average production and realized pricing for the second quarter 2018:

Net Production
Natural Gas (Mmcf/d)	Oil (Bbl/d)	NGLs (Bbl/d)	Natural Gas Equivalent (Mcfe/d)

1,495	13,301	104,219	2,200

	Realized Pricing
	Natural Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Natural Gas Equivalent ($/Mcfe)

Average NYMEX price	$2.80	$67.89
Differential, including basis hedging	(0.16)	(4.82)
Realized prices before NYMEX hedges	2.64	63.07	$23.69	$3.30
Settled NYMEX hedges	0.14	(10.12)	(2.12)	(0.07)
Average realized prices after hedges	$2.78	$52.95	$21.57	$3.23

Second quarter 2018 natural gas, NGLs and oil price realizations (including the impact of cash-settled hedges and derivative settlements which correspond to analysts’ estimates) averaged $3.23 per mcfe, a 12% increase from the prior-year quarter.  Additional detail on commodity price realizations can be found in the Supplemental Tables provided on the Company’s website.

•

The average Company natural gas price including the impact of basis hedging was $2.64 per mcf (or $0.16 per mcf below NYMEX) during the second quarter, which was significantly better than the $0.39 negative differential to NYMEX in the prior year quarter.  The combination of increased pipeline connectivity, seasonally low storage levels and compressed basis across the Appalachian and Midwest regions has also improved the Company’s expected 2018 natural gas differential to NYMEX minus $0.10 per mcf.

•

Pre-hedge NGL realizations were $23.69 per barrel, or 35% of WTI, in second quarter 2018.  Realized NGL price was above the mid-point of guidance as a result of NGL component price improvements late in the quarter.  Range expects similar pricing strength through the second half of 2018, putting Range at the high-end of previously announced calendar 2018 guidance.

•

Crude oil and condensate price realizations, before realized hedges, for the second quarter averaged $63.07 per barrel, or $4.82 below WTI, a 45% improvement in realized price over the prior year quarter.

Unit Costs

The following table details Range’s unit costs per mcfe, excluding stock-based compensation:

Expenses	2Q 2018 ($/Mcfe)	2Q 2017 ($/Mcfe)	Increase (Decrease)

Direct operating	$0.17	$0.17	—
Transportation, gathering, processing and compression	1.35(a)	1.08	25%
Production and ad valorem taxes	0.05	0.06	(17%)
General and administrative	0.20	0.21	(5%)
Interest expense	0.26	0.26	—
Total cash unit costs(b)	2.03	1.78	14%
Depletion, depreciation and amortization (DD&A)	0.80	0.86	(7%)
Total unit costs plus DD&A(b)	$2.83	$2.65	7%

(a)

Second quarter 2018 transportation, gathering, processing and compression expense reflects the change in accounting method made earlier this year.  As a result of adopting the new accounting standard, expenses increased by approximately $0.21 per mcfe in second quarter 2018.  There was an equal increase to NGL revenue as there is zero net impact to cash flow as a result of the change in accounting method. See page 8 in Range’s second quarter 2018 Form 10-Q.

(b)	May not add due to rounding

Capital Expenditures

Second quarter 2018 drilling expenditures of $260 million funded the drilling and completion of 30 (27.3 net) wells.  A 100% success rate was achieved.  In addition $10.3 million was spent on acreage purchases during the second quarter.  Total capital expenditures year to date were $521 million.  Range remains on target with its $941 million total capital budget for 2018 which is expected to be funded within cash flows, excluding asset sale proceeds.

In addition, subsequent to quarter-end, Range sold Midcontinent properties for $23 million, consisting of approximately 11 Mmcfe per day of production and expected annualized cash flow of approximately $3 million.

Operational Discussion

Range’s net production for second quarter 2018 averaged 2,200 Mmcfe per day, consisting of 1,495 Mmcf per day of natural gas, 104,219 barrels per day of NGLs and 13,301 barrels per day of condensate and oil.  This makes Range one of the top 10 natural gas producers in the U.S. and a top three NGL producer amongst E&P companies, providing leverage to improving oil and NGL pricing fundamentals.

The table below summarizes wells turned to sales and the estimated activity for the remainder of the year.  Estimated well costs, lateral lengths and EUR’s by area can be found in the company presentation on Range’s website.

	Wells TIL 1Q 2018	Wells TIL 2Q 2018	Calendar 2018 Planned TIL	Remaining 2H 2018
SW PA Super-Rich	2	3	15	10
SW PA Wet	7	8	42	27
SW PA Dry	—	28	43	15
Total Appalachia	9	39	100	52

Total N. LA.	4	4	11	3
Total	13	43	111	55

Appalachia Division

Production for second quarter 2018 averaged approximately 1,876 net Mmcfe per day from the Appalachia division, a 25% increase over the prior-year quarter.  The southwest area of the division averaged 1,752 net Mmcfe per day during the quarter, a 30% increase over second quarter 2017.  This was achieved through continued operational improvements and exceptional well results across Range’s acreage position.  The northeast Marcellus properties averaged 107 net Mmcf per day and legacy acreage produced approximately 17 net Mmcf per day during the second quarter 2018.

North Louisiana

Production for the division in second quarter of 2018 averaged approximately 313 net Mmcfe per day.  The division brought on line four wells during the quarter, and expects to bring on line an additional three wells during the remainder of the year for a total of 11 wells in 2018.

Marketing and Transportation

Range’s marketing efforts were affected by two separate third-party midstream events during the second quarter that took away the primary method of transportation for certain production.  The Company minimized the impact to cash flow by working with our various midstream and processing partners to maintain production during the downtime.

The transportation of natural gas liquids on Sunoco’s Mariner East 1 pipeline was suspended for almost two months during the second quarter.  As a result, Range lost access to capacity on the Mariner East 1 pipeline for a combined 40,000 barrels per day of ethane and propane. As one of the largest NGL producers in the United States, Range has taken a portfolio approach to the sale of its purity products. The marketing team utilized alternate markets for Mariner East ethane volumes or simply sold the ethane as natural gas. For propane, Range has access to another local pipeline and railcars that continued to provide outlets to international markets via the Marcus Hook terminal as well as various domestic markets. As a result, Range was able to realize propane prices that were, on average, above the Mont Belvieu index price, while paying slightly higher transportation expense.  The Mariner East 1 pipeline was returned to service in mid-June.

In early June, TransCanada’s Leach Xpress project on which Range holds natural gas capacity (300,000 Dth/day) was taken offline following a pipeline rupture in West Virginia. Range rerouted the natural gas production earmarked for the Leach Xpress capacity into local Appalachian markets.  On July 15th, the Leach Xpress project returned to service.

Energy Transfer’s Rover project (phase 2), which is the last major natural gas transportation project for which Range has contracted capacity, is expected to reach full completion in third quarter 2018.  Once the Rover project is in service, over 70% of Range’s production can be sold in the Gulf Coast market, which currently receives near NYMEX pricing.

Guidance – 2018

Production per day Guidance

Production for the third quarter of 2018 is expected to be approximately 2,220 Mmcfe per day.  This excludes all Midcontinent volumes following the sale of that asset in early July.

Production expectations for the full year 2018 remain approximately 11% year-over-year growth.

3Q 2018 Expense Guidance

Direct operating expense:	$0.17 − $0.19 per mcfe
Transportation, gathering, processing and compression expense:	$1.38 − $1.42 per mcfe
Production tax expense:	$0.05 − $0.07 per mcfe
Exploration expense:	$7.0 − $10.0 million
Unproved property impairment expense:	$8.0 − $10.0 million
G&A expense:	$0.20 − $0.22 per mcfe
Interest expense:	$0.26 − $0.28 per mcfe
DD&A expense:	$0.80 − $0.84 per mcfe
Net brokered gas marketing expense:	~$3.0 million

3Q 2018 Natural Gas Price Differentials (including basis hedging):NYMEX minus $0.20

Based on current market indications, Range expects to average the following pre-hedge differentials for calendar 2018 production.

	New Guidance	Prior Guidance
Natural Gas:	NYMEX minus $0.10	NYMEX minus $0.15
Natural Gas Liquids (including ethane):	35% − 36% of WTI	32% − 36% of WTI
Oil/Condensate:	WTI minus $5.00 to $6.00	WTI minus $5.00 to $6.00

Hedging Status

Range hedges portions of its expected future production volumes to increase the predictability of cash flow and to help maintain a more flexible financial position. Range currently has over 80% of its expected second half 2018 natural gas production hedged at a weighted average floor price of $2.97 per Mmbtu.  Similarly, Range has hedged over 70% of its second half 2018 projected crude oil production at a floor price of $53.20 and over 50% of its composite NGL production.  Please see Range’s detailed hedging schedule posted at the end of the financial tables below and on its website at www.rangeresources.com.

Range has also hedged Marcellus and other basis differentials to limit volatility between NYMEX and regional prices.  The fair value of the basis hedges was a loss of $1.9 million as of June 30, 2018. The Company also has propane basis swap contracts which lock in the differential between Mont Belvieu and international propane indices.  The fair value of these contracts was a loss of $2.1 million on June 30, 2018.

Conference Call Information

A conference call to review the financial results is scheduled on Tuesday, July 31 at 9:00 a.m. ET. To participate in the call, please dial 866-900-7525 and provide conference code 9999543 about 10 minutes prior to the scheduled start time.

A simultaneous webcast of the call may be accessed at www.rangeresources.com. The webcast will be archived for replay on the Company's website until August 31, 2018.

Non-GAAP Financial Measures

Adjusted net income comparable to analysts’ estimates as set forth in this release represents income or loss from operations before income taxes adjusted for certain non-cash items (detailed in the accompanying table) less income taxes.  We believe adjusted net income comparable to analysts’ estimates is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions and evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Diluted earnings per share (adjusted) as set forth in this release represents adjusted net income comparable to analysts’ estimates on a diluted per share basis.  A table is included which reconciles income or loss from operations to adjusted net income comparable to analysts’ estimates and diluted earnings per share (adjusted).  The Company provides additional comparative information on prior periods along with non-GAAP revenue disclosures on its website.

Cash flow from operations before changes in working capital (sometimes referred to as “adjusted cash flow”) as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items.  Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.  A table is included which reconciles net cash provided by operations to cash flow from operations before changes in working capital as used in this release.  On its website, the Company provides additional comparative information on prior periods for cash flow, cash margins and non-GAAP earnings as used in this release.

The cash prices realized for oil and natural gas production, including the amounts realized on cash-settled derivatives and net of transportation, gathering, processing and compression expense, is a critical component in the Company’s performance tracked by investors and professional research analysts in valuing, comparing, rating and providing investment recommendations and forecasts of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Due to the GAAP disclosures of various derivative transactions and third-party transportation, gathering, processing and compression expense, such information is now reported in various lines of the income statement.  The Company believes that it is important to furnish a table reflecting the details of the various components of each line in the statement of operations to better inform the reader of the details of each amount and provide a summary of the realized cash-settled amounts and third-party transportation, gathering, processing and compression expense which historically were reported as natural gas, NGLs and oil sales.  This information is intended to bridge the gap between various readers’ understanding and fully disclose the information needed.

The Company discloses in this release the detailed components of many of the single line items shown in the GAAP financial statements included in the Company’s quarterly report on Form 10-Q.  The Company believes that it is important to furnish this detail of the various components comprising each line of the Statements of Operations to better inform the reader of the details of each amount, the changes between periods and the effect on its financial results.

We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our proved reserves before taking into account future corporate income taxes and our current tax structure. While the standardized measure is dependent on the unique tax situation of each company, PV-10 is based on prices and discount factors that are consistent for all companies. Because of this, PV-10 can be used within the industry and by creditors and security analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent oil and natural gas producer with operations focused in stacked-pay projects in the Appalachian Basin and North Louisiana. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk development drilling opportunities.  The Company is headquartered in Fort Worth, Texas.  More information about Range can be found at www.rangeresources.com.

Included within this news release are certain “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Range’s current beliefs, expectations or intentions regarding future events.  Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “outlook,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements.

All statements, except for statements of historical fact, made within regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding future well costs, expected asset sales, well productivity, future liquidity and financial resilience, anticipated exports and related financial impact, NGL market supply and demand, improving commodity fundamentals and pricing, future capital efficiencies, future shareholder value, emerging plays, capital spending, anticipated drilling and completion activity, acreage prospectivity, expected pipeline utilization and future guidance information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and Range's future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements.  Further information on risks and uncertainties is available in Range's filings with the Securities and Exchange Commission (SEC), including its most recent Annual Report on Form 10-K.  Unless required by law, Range undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions as well as the option to disclose probable and possible reserves.  Range has elected not to disclose its probable and possible reserves in its filings with the SEC.  Range uses certain broader terms such as "resource potential,” “unrisked resource potential,” "unproved resource potential" or "upside" or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC's guidelines.  Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves.  These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of actually being realized.  Unproved resource potential refers to Range's internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers.  Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer's Petroleum Resource Management System and does not include proved reserves.

Area wide unproven resource potential has not been fully risked by Range's management.  “EUR”, or estimated ultimate recovery, refers to our management’s estimates of hydrocarbon quantities that may be recovered from a well completed as a producer in the area. These quantities may not necessarily constitute or represent reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or the SEC’s oil and natural gas disclosure rules. Actual quantities that may be recovered from Range's interests could differ substantially.  Factors affecting ultimate recovery include the scope of Range's drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors.  Estimates of resource potential may change significantly as development of our resource plays provides additional data.

In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102.  You can also obtain this Form 10-K on the SEC’s website at www.sec.gov or by calling the SEC at 1-800-SEC-0330.

2018-12

SOURCE:   Range Resources Corporation

Investor Contacts:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

Michael Freeman, Director – Investor Relations & Hedging

817-869-4264

mfreeman@rangeresources.com

John Durham, Senior Financial Analyst

817-869-1538

jdurham@rangeresources.com

Media Contact:

Michael Mackin, Director of External Affairs

724-743-6776

mmackin@rangeresources.com

www.rangeresources.com

RANGE RESOURCES CORPORATION

STATEMENTS OF OPERATIONS
Based on GAAP reported earnings with additional
details of items included in each line in Form 10-Q
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	%	2018	2017	%

Revenues and other income:
Natural gas, NGLs and oil sales (a)	$661,390	$506,137		$1,358,019	$1,065,587
Derivative fair value (loss)/income	(103,290)	111,195		(117,299)	276,752
Brokered natural gas, marketing and other (b)	97,908	56,016		157,663	107,597
ARO settlement gain (loss) (b)	(12)	(40)		(12)	(40)
Other (b)	188	(197)		412	(130)
Total revenues and other income	656,184	673,111	-3%	1,398,783	1,449,766	-4%

Costs and expenses:
Direct operating	34,549	30,898		72,080	58,397
Direct operating – non-cash stock-based compensation (c)	539	522		1,130	1,046
Transportation, gathering, processing and compression	269,910	191,590		514,538	369,238
Production and ad valorem taxes	10,140	9,969		20,066	19,132
Brokered natural gas and marketing	102,434	55,469		157,743	108,756
Brokered natural gas and marketing – non-cash stock-based compensation (c)	313	388		598	651
Exploration	7,128	13,970		14,096	21,967
Exploration – non-cash stock-based compensation (c)	371	528		1,122	1,035
Abandonment and impairment of unproved properties	54,922	5,193		66,695	9,613
General and administrative	39,114	37,203		83,443	73,158
General and administrative – non-cash stock-based compensation (c)	8,814	14,279		32,725	25,197
General and administrative – lawsuit settlements	1,155	540		1,332	1,163
General and administrative – bad debt expense	(1,500)	300		(1,500)	300
Termination costs	—	(50)		(37)	2,400
Termination costs – non-cash stock-based compensation (c)	—	(46)		—	1,696
Deferred compensation plan (d)	6,615	(14,466)		(782)	(27,635)
Interest expense	52,137	46,132		102,670	91,455
Interest expense – amortization of deferred financing costs	1,725	1,794		3,577	3,572
Depletion, depreciation and amortization	161,026	152,504		323,292	302,325
Impairment of proved properties and other assets	15,302	—		22,614	—
Gain on sale of assets	(156)	(807)		(179)	(23,407)
Total costs and expenses	764,538	545,910	-40%	1,415,223	1,040,059	36%

(Loss) income before income taxes	(108,354)	127,201	-185%	(16,440)	409,707	-104%

Income tax (benefit) expense:
Current	—	—		—	—
Deferred	(28,518)	57,651		14,158	170,046
	(28,518)	57,651		14,158	170,046

Net (loss) income	$(79,836)	$69,550	-215%	$(30,598)	$239,661	-113%

Net (Loss) Income Per Common Share:
Basic	$(0.32)	$0.28		$(0.13)	$0.97
Diluted	$(0.32)	$0.28		$(0.13)	$0.97

Weighted average common shares outstanding, as reported:
Basic	245,880	245,177	0%	245,795	244,916	0%
Diluted	245,880	245,335	0%	245,795	245,242	0%

(a) See separate natural gas, NGLs and oil sales information table.

(b) Included in Brokered natural gas, marketing and other revenues in the 10-Q.

(c) Costs associated with stock compensation and restricted stock amortization, which have been reflected in the categories associated with the direct personnel costs, which are combined with the cash costs in the 10-Q.

(d) Reflects the change in market value of the vested Company stock held in the deferred compensation plan.

RANGE RESOURCES CORPORATION

BALANCE SHEETS
(In thousands)	June 30,	December 31,
	2018	2017
	(Unaudited)	(Audited)
Assets
Current assets	$384,872	$370,627
Derivative assets	3,295	58,880
Goodwill	1,641,197	1,641,197
Natural gas and oil properties, successful efforts method	9,705,122	9,566,737
Transportation and field assets	13,190	14,666
Other	78,401	76,734
	$11,826,077	$11,728,841

Liabilities and Stockholders’ Equity
Current liabilities	$632,354	$704,913
Asset retirement obligations	6,327	6,327
Derivative liabilities	101,328	44,233

Bank debt	1,304,584	1,208,467
Senior notes	2,853,948	2,851,754
Senior subordinated notes	48,630	48,585
Total debt	4,207,162	4,108,806

Deferred tax liability	707,563	693,356
Derivative liabilities	10,088	9,789
Deferred compensation liability	87,087	101,102
Asset retirement obligations and other liabilities	310,133	286,043

Common stock and retained earnings	5,765,633	5,776,203
Other comprehensive loss	(1,194)	(1,332)
Common stock held in treasury stock	(404)	(599)
Total stockholders’ equity	5,764,035	5,774,272
	$11,826,077	$11,728,841

RECONCILIATION OF TOTAL REVENUES AND OTHER INCOME TO TOTAL REVENUE EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands)
	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	%	2018	2017	%

Total revenues and other income, as reported	$656,184	$673,111	-3%	$1,398,783	$1,449,766	-4%
Adjustment for certain special items:
Total change in fair value related to derivatives prior to settlement (gain) loss	89,015	(107,809)		111,949	(277,547)
ARO settlement (gain) loss	12	40		12	40
Total revenues, as adjusted, non-GAAP	$745,211	$565,342	32%	$1,510,744	$1,172,259	29%

RANGE RESOURCES CORPORATION

CASH FLOWS FROM OPERATING ACTIVITIES
(Unaudited in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net (loss) income	$(79,836)	$69,550	$(30,598)	$239,661
Adjustments to reconcile net cash provided from continuing operations:
Deferred income tax (benefit) expense	(28,518)	57,651	14,158	170,046
Depletion, depreciation, amortization and impairment	176,328	152,504	345,906	302,325
Exploration dry hole costs	—	161	2	161
Abandonment and impairment of unproved properties	54,922	5,193	66,695	9,613
Derivative fair value loss (income)	103,290	(111,195)	117,299	(276,752)
Cash settlements on derivative financial instruments that do not qualify for hedge accounting	(14,275)	3,387	(5,350)	(794)
Allowance for bad debts	(1,500)	300	(1,500)	300
Amortization of deferred issuance costs, loss on extinguishment of debt, and other	1,064	1,247	2,376	2,557
Deferred and stock-based compensation	15,640	990	34,167	1,952
(Gain) loss on sale of assets and other	(156)	(807)	(179)	(23,407)

Changes in working capital:
Accounts receivable	(68,338)	(8,920)	(14,425)	(13,610)
Inventory and other	6,090	848	796	3,716
Accounts payable	(32,838)	(5,958)	14,615	18,426
Accrued liabilities and other	43,070	20,515	1,553	(22,866)
Net changes in working capital	(52,016)	6,485	2,539	(14,334)
Net cash provided from operating activities	$174,943	$185,466	$545,515	$411,328

RECONCILIATION OF NET CASH PROVIDED FROM OPERATING ACTIVITIES, AS REPORTED, TO CASH FLOW FROM OPERATIONS BEFORE CHANGES IN WORKING CAPITAL, a non-GAAP measure
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net cash provided from operating activities, as reported	$174,943	$185,466	$545,515	$411,328
Net changes in working capital	52,016	(6,485)	(2,539)	14,334
Exploration expense	7,128	13,809	14,094	21,806
Lawsuit settlements	1,155	540	1,332	1,163
Termination costs	—	(50)	—	2,400
Non-cash compensation adjustment	1,685	801	1,802	1,092
Cash flow from operations before changes in working capital – non-GAAP measure	$236,927	$194,081	$560,204	$452,123

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Basic:
Weighted average shares outstanding	249,324	247,852	248,952	247,622
Stock held by deferred compensation plan	(3,444)	(2,675)	(3,157)	(2,706)
Adjusted basic	245,880	245,177	245,795	244,916

Dilutive:
Weighted average shares outstanding	249,324	247,852	248,952	247,622
Dilutive stock options under treasury method	(3,444)	(2,517)	(3,157)	(2,380)
Adjusted dilutive	245,880	245,335	245,795	245,242

RANGE RESOURCES CORPORATION

RECONCILIATION OF NATURAL GAS, NGLs AND OIL SALES AND DERIVATIVE FAIR VALUE INCOME (LOSS) TO CALCULATED CASH REALIZED NATURAL GAS, NGLs AND OIL PRICES WITH AND WITHOUT THIRD PARTY TRANSPORTATION, GATHERING AND COMPRESSION FEES, a non-GAAP measure

(Unaudited, in thousands, except per unit data)
	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	%	2018	2017	%
Natural gas, NGL and oil sales components:
Natural gas sales	$360,351	$336,534		$791,924	$707,866
NGL sales	224,703	123,784		427,230	261,847
Oil sales	76,336	45,819		138,865	95,854
Total oil and gas sales, as reported	$661,390	$506,137	31%	$1,358,019	$1,065,567	27%

Derivative fair value income (loss), as reported:	$(103,290)	$111,195		$(117,299)	$276,752
Cash settlements on derivative financial instruments – (gain) loss:
Natural gas	(18,113)	(942)		(50,621)	(8,397)
NGLs	20,144	3,131		35,412	17,464
Crude Oil	12,244	(5,575)		20,559	(8,272)
Total change in fair value related to derivatives prior to settlement, a non-GAAP measure	$(89,015)	$107,809		$(111,949)	$277,547

Transportation, gathering, processing and compression components:
Natural gas	$164,064	$129,557		$321,298	$251,750
NGLs	105,846	62,033		193,240	117,488
Total transportation, gathering, processing and compression, as reported	$269,910	$191,590		$514,538	$369,238

Natural gas, NGL and oil sales, including cash-settled derivatives: (c)
Natural gas sales	$378,464	$337,476		$842,545	$716,263
NGL sales	204,559	120,653		391,818	244,383
Oil sales	64,092	51,394		118,306	104,126
Total	$647,115	$509,523	27%	1,352,669	1,064,772	27%

Production of oil and gas during the periods (a):
Natural gas (mcf)	136,057,805	119,487,827	14%	271,011,900	235,744,164	15%
NGL (bbl)	9,483,910	8,524,267	11%	18,753,941	17,060,995	10%
Oil (bbl)	1,210,379	1,052,784	15%	2,273,813	2,118,070	7%
Gas equivalent (mcfe) (b)	200,223,539	176,950,133	13%	397,178,424	350,818,554	13%

Production of oil and gas – average per day (a):
Natural gas (mcf)	1,495,141	1,313,053	14%	1,497,303	1,302,454	15%
NGL (bbl)	104,219	93,673	11%	103,613	94,260	10%
Oil (bbl)	13,301	11,569	15%	12,563	11,702	7%
Gas equivalent (mcfe) (b)	2,200,259	1,944,507	13%	2,194,356	1,938,224	13%

Average prices, excluding derivative settlements and before third party transportation costs:
Natural gas (mcf)	$2.65	$2.82	-6%	$2.92	$3.00	-3%
NGL (bbl)	$23.69	$14.52	63%	$22.78	$15.35	48%
Oil (bbl)	$63.07	$43.52	45%	$61.07	$45.26	35%
Gas equivalent (mcfe) (b)	$3.30	$2.86	15%	$3.42	$3.04	13%

Average prices, including derivative settlements before third party transportation costs: (c)
Natural gas (mcf)	$2.78	$2.82	-2%	$3.11	$3.04	2%
NGL (bbl)	$21.57	$14.15	52%	$20.89	$14.32	46%
Oil (bbl)	$52.95	$48.82	8%	$52.03	$49.16	6%
Gas equivalent (mcfe) (b)	$3.23	$2.88	12%	$3.41	$3.04	12%

Average prices, including derivative settlements and after third party transportation costs: (d)
Natural gas (mcf)	$1.58	$1.74	-9%	$1.92	$1.97	-2%
NGL (bbl)	$10.41	$6.88	51%	$10.59	$7.44	42%
Oil (bbl)	$52.95	$48.82	8%	$52.03	$49.16	6%
Gas equivalent (mcfe) (b)	$1.88	$1.80	5%	$2.11	$1.98	6%

Transportation, gathering and compression expense per mcfe	$1.35	$1.08	25%	$1.30	$1.05	23%

(a) Represents volumes sold regardless of when produced.

(b) Oil and NGLs are converted at the rate of one barrel equals six mcfe based upon the approximate relative energy content of oil to natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

(c) Excluding third party transportation, gathering and compression costs.

(d) Net of transportation, gathering and compression costs.

RANGE RESOURCES CORPORATION

RECONCILIATION OF INCOME (LOSS) BEFORE INCOME TAXES AS REPORTED TO INCOME BEFORE INCOME TAXES EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands, except per share data)
	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	%	2018	2017	%

(Loss) income from operations before income taxes, as reported	$(108,354)	$127,201	185%	$(16,440)	$409,707	104%
Adjustment for certain special items:
(Gain) loss on sale of assets	(156)	(807)		(179)	(23,407)
Loss (gain) on ARO settlements	12	40		12	40
Change in fair value related to derivatives prior to settlement	89,015	(107,809)		111,949	(277,547)
Abandonment and impairment of unproved properties	54,922	5,193		66,695	9,613
Impairment of proved property	15,302	—		22,614	—
Lawsuit settlements	1,155	540		1,332	1,163
Termination costs	—	(50)		(37)	2,400
Termination costs – non-cash stock-based compensation	—	(46)		—	1,696
Brokered natural gas and marketing – non-cash stock-based compensation	313	388		598	651
Direct operating – non-cash stock-based compensation	539	522		1,130	1,046
Exploration expenses – non-cash stock-based compensation	371	528		1,122	1,035
General & administrative – non-cash stock-based compensation	8,814	14,279		32,725	25,197
Deferred compensation plan – non-cash adjustment	6,615	(14,466)		(782)	(27,635)

Income before income taxes, as adjusted	68,548	25,513	169%	220,739	123,959	78%

Income tax expense, as adjusted
Current	—	—		—	—
Deferred (a)	18,231	9,622		57,748	47,250
Net income excluding certain items, a non-GAAP measure	$50,317	$15,891	217%	$162,991	$76,709	112%

Non-GAAP income per common share
Basic	$0.20	$0.06	233%	$0.66	$0.31	113%
Diluted	$0.20	$0.06	233%	$0.66	$0.31	113%

Non-GAAP diluted shares outstanding, if dilutive	246,692	245,335		246,530	245,242

(a)  Deferred taxes for 2017 to be approximately 38% and 26% for 2018.

RANGE RESOURCES CORPORATION

RECONCILIATION OF NET (LOSS) INCOME, EXCLUDING CERTAIN ITEMS AND ADJUSTMENT EARNINGS PER SHARE, non-GAAP measures
(In thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net (loss) income, as reported	$(79,836)	$69,550	$(30,598)	$239,661
Adjustment for certain special items:
(Gain) loss on sale of assets	(156)	(807)	(179)	(23,407)
Loss (gain) on ARO settlements	12	40	12	40
Change in fair value related to derivatives prior to settlement	89,015	(107,809)	111,949	(277,547)
Impairment of proved property	15,302	—	22,614	—
Abandonment and impairment of unproved properties	54,922	5,193	66,695	9,613
Lawsuit settlements	1,155	540	1,332	1,163
Termination costs	—	(50)	(37)	2,400
Non-cash stock-based compensation	10,037	15,671	35,575	29,625
Deferred compensation plan	6,615	(14,466)	(782)	(27,635)
Tax impact	(46,749)	48,029	(43,590)	122,796

Net income (loss) excluding certain items, a non-GAAP measure	$50,317	$15,891	$162,991	$76,709

Net (loss) income per diluted share, as reported	$(0.32)	$0.28	$(0.13)	$0.97
Adjustment for certain special items per diluted share:
(Gain) loss on sale of assets	(0.00)	(0.00)	(0.00)	(0.10)
Change in fair value related to derivatives prior to settlement	0.36	(0.44)	0.46	(1.13)
Impairment of proved property	0.06	—	0.09	—
Abandonment and impairment of unproved properties	0.22	0.02	0.27	0.04
Lawsuit settlements	0.00	0.00	0.01	0.00
Termination costs	—	(0.00)	(0.00)	0.01
Non-cash stock-based compensation	0.04	0.06	0.14	0.12
Deferred compensation plan	0.03	(0.06)	(0.00)	(0.11)
Adjustment for rounding differences	—	—	—	0.01
Tax impact	(0.19)	0.20	(0.18)	0.50

Net income (loss) per diluted share, excluding certain items, a non-GAAP measure	$0.20	$0.06	$0.66	$0.31

Adjusted earnings (loss) per share, a non-GAAP measure:
Basic	$0.20	$0.06	$0.66	$0.31
Diluted	$0.20	$0.06	$0.66	$0.31

RANGE RESOURCES CORPORATION

RECONCILIATION OF CASH MARGIN PER MCFE, a non-GAAP measure
(Unaudited, in thousands, except per unit data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues
Natural gas, NGL and oil sales, as reported	$661,390	$506,137	$1,358,019	$1,065,587
Derivative fair value income (loss), as reported	(103,290)	111,195	(117,299)	276,752
Less non-cash fair value (gain) loss	89,015	(107,809)	111,949	(277,547)
Brokered natural gas and marketing and other, as reported	98,084	55,779	158,063	107,427
Less ARO settlement and other (gains) losses	(176)	237	(400)	170
Cash revenue applicable to production	745,023	565,539	1,510,332	1,172,389

Expenses
Direct operating, as reported	35,088	31,420	73,210	59,443
Less direct operating stock-based compensation	(539)	(522)	(1,130)	(1,046)
Transportation, gathering and compression, as reported	269,910	191,590	514,538	369,238
Production and ad valorem taxes, as reported	10,140	9,969	20,066	19,132
Brokered natural gas and marketing, as reported	102,747	55,857	158,341	109,407
Less brokered natural gas and marketing stock-based compensation	(313)	(388)	(598)	(651)
General and administrative, as reported	47,583	52,322	116,000	99,818
Less G&A stock-based compensation	(8,814)	(14,279)	(32,725)	(25,197)
Less lawsuit settlements	(1,155)	(540)	(1,332)	(1,163)
Interest expense, as reported	53,862	47,926	106,247	95,027
Less amortization of deferred financing costs	(1,725)	(1,794)	(3,577)	(3,572)
Cash expenses	506,784	371,561	949,040	720,436

Cash margin, a non-GAAP measure	$238,239	$193,978	$561,292	$451,953

Mmcfe produced during period	200,223	176,950	397,178	350,818

Cash margin per mcfe	$1.19	$1.10	$1.41	$1.29

RECONCILIATION OF (LOSS) INCOME BEFORE INCOME TAXES TO CASH MARGIN
(Unaudited, in thousands, except per unit data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

(Loss) income before income taxes, as reported	$(108,354)	$127,201	$(16,440)	$409,707
Adjustments to reconcile (loss) income before income taxes to cash margin:
ARO settlements and other (gains) losses	(176)	237	(400)	170
Derivative fair value (income) loss	103,290	(111,195)	117,299	(276,752)
Net cash receipts on derivative settlements	(14,275)	3,386	(5,350)	(795)
Exploration expense	7,128	13,970	14,096	21,967
Lawsuit settlements	1,155	540	1,332	1,163
Termination costs	—	(50)	(37)	2,400
Deferred compensation plan	6,615	(14,466)	(782)	(27,635)
Stock-based compensation (direct operating, brokered natural gas and marketing, general and administrative and termination costs)	10,037	15,671	35,575	29,625
Interest – amortization of deferred financing costs	1,725	1,794	3,577	3,572
Depletion, depreciation and amortization	161,026	152,504	323,292	302,325
(Gain) loss on sale of assets	(156)	(807)	(179)	(23,407)
Impairment of proved property and other assets	15,302	—	22,614	—
Abandonment and impairment of unproved properties	54,922	5,193	66,695	9,613
Cash margin, a non-GAAP measure	$238,239	$193,978	$561,292	$451,953

RANGE RESOURCES CORPORATION

HEDGING POSITION AS OF July 20, 2018 – (Unaudited)

	Daily Volume	Hedge Price
Gas [1]

3Q 2018 Swaps	1,346,848 Mmbtu	$2.98
4Q 2018 Swaps	1,373,261 Mmbtu	$2.97

4Q 2018 Sold Calls	70,000 Mmbtu	$3.10 [2]

2019 Swaps	832,534 Mmbtu	$2.83

2020 Swaps	10,000 Mmbtu	$2.75

Oil

3Q 2018 Swaps	8,500 bbls	$53.20
4Q 2018 Swaps	8,500 bbls	$53.20

2019 Swaps	6,624 bbls	$54.57

1H 2020 Swaps	1,125 bbls	$57.67

C2 Ethane

3Q 2018 Swaps	1,337 bbls	$0.315/gallon

C3 Propane [3]

3Q 2018 Swaps	12,168 bbls	$0.69/gallon
4Q 2018 Swaps	10,668 bbls	$0.67/gallon

4Q 2018 Collars	1,250 bbls	$0.90 x $1.00/gallon

1Q 2019 Swaps	1,500 bbls	$0.90/gallon

C4 Normal Butane

3Q 2018 Swaps	4,250 bbls	$0.81/gallon
4Q 2018 Swaps	4,250 bbls	$0.81/gallon

C5 Natural Gasoline

3Q 2018 Swaps	5,152 bbls	$1.22/gallon
4Q 2018 Swaps	5,152 bbls	$1.23/gallon

2019 Swaps	1,244 bbls	$1.30/gallon
(1)	Range also sold call swaptions of 380,000 Mmbtu/d for calendar 2019, and 140,000 Mmbtu/d for calendar 2020 at average strike prices of $2.96 and $2.81 per Mmbtu, respectively
(2)	Sold Calls have an average deferred Premium of +$0.16 per Mmbtu
(3)	Swaps incorporate international propane hedges

SEE WEBSITE FOR OTHER SUPPLEMENTAL INFORMATION FOR THE PERIODS AND ADDITIONAL HEDGING DETAILS